                                                                      EXHIBIT 12

                  MERRILL LYNCH & CO., INC. AND SUBSIDIARIES
            COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
             COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (Dollars in Millions)


                                                      Year Ended Last Friday in December

                                            -------------------------------------------------------------

                                                1997         1996        1995         1994         1993
                                             ----------   ----------  ----------   ----------   ----------
                                             (52 Weeks)   (52 Weeks)  (52 Weeks)   (52 Weeks)   (53 Weeks)


Pretax earnings from
 continuing operations                         $ 3,050      $ 2,566     $ 1,811      $ 1,711      $ 2,412

Add: Fixed charges (excluding
     capitalized interest)                      16,292       12,059      11,382        8,724        6,161
                                               -------      -------     -------      -------      -------
Pretax earnings before fixed charges           $19,342      $14,625     $13,193      $10,435      $ 8,573
                                               =======      =======     =======      =======      =======

Fixed charges:

 Interest                                      $16,043      $11,886     $11,238      $ 8,586      $ 6,009

 Other(A)                                          250          173         144          138          152
                                               -------      -------     -------      -------      -------
 Total fixed charges                            16,293       12,059      11,382        8,724        6,161

 Preferred stock dividend
  requirements                                      61           73          77           22            9
                                               -------      -------     -------      -------      -------
 Total combined fixed charges and
  preferred stock dividends                    $16,354      $12,132     $11,459      $ 8,746      $ 6,170
                                               =======      =======     =======      =======      =======


 Ratio of earnings to fixed charges               1.19         1.21        1.16         1.20         1.39

 Ratio of earnings to combined
  fixed charges and preferred
  stock dividends                                 1.18         1.21        1.15         1.19         1.39

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(A)      Other fixed charges consist of the interest factor in rentals, amortization of debt expense, and preferred stock dividend requirements of majority-owned subsidiaries.


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